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                                  May 13, 1996






Harveys Casino Resorts
Post Office Box 128
Stateline, Nevada  89449


     RE:  $150,000,000 __% SENIOR SUBORDINATED NOTES DUE 2006 OF
          HARVEYS CASINO RESORTS AND RELATED GUARANTEES


Ladies and Gentlemen:


At your request, we have examined the Registration Statement on Form S-1, File No. 333-3576 (the "Registration Statement"), filed by Harveys Casino Resorts, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, $150,000,000 principal amount of __% Senior Subordinated Notes due 2006 (the "Notes") and the guarantees of the Notes by each of the following subsidiaries of the Company: Harveys C.C. Management Company, Inc., Harveys Iowa Management Company, Inc. and Harveys L.V. Management Company, Inc. (collectively, the "Guarantees" and together with the Notes, the "Securities").

We have examined the form of Indenture (the "Indenture") between the Company, Harveys C.C. Management Company, Inc., Harveys Wagon Wheel Casino Limited Liability Company, Harveys Iowa Management Company, Inc., Harveys L.V. Management Company, Inc. as guarantors and IBJ Schroder Bank & Trust Company, as Trustee, under which the Securities are to be issued. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and proposed issuance of the Securities.



Subject to (i) said proceedings being duly taken and completed by the Company as now contemplated by us as your counsel prior to the issuance of the Securities; (ii) the execution and delivery of the Indenture; (iii) the qualification of the Trustee under the Indenture; and (iv) the execution, delivery and authentication of and payment for the Securities, it is our opinion that the Securities will, when issued for such consideration as is described in the Registration Statement, constitute legally valid and binding obligations of the Company, enforceable against the Company


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Harveys Casino Resorts
Post Office Box 128
Stateline, Nevada 89449
Page 2



in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and except that we advise you that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceedings in equity or at law. Our opinion is based solely upon Nevada law and assumes that the Notes and Guarantees are issued under Nevada law. We express no opinion as to the laws of any other jurisdiction, including the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof. This opinion is furnished to you in connection with the registration of the Securities, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.


Respectfully submitted,

SCARPELLO & ALLING, LTD.




PA/ca